Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of FieldPoint Petroleum Corporation on Form SB-2 of our report, dated March 9, 2005, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in such Prospectus.

HEIN & ASSOCIATES LLP

Dallas, Texas
October 28, 2005